Exhibit 99.1

For Immediate Release

Spire Reports Third Quarter Results
Strategic growth initiatives proceeding on track

ST. LOUIS (August 3, 2016) - Spire Inc. (NYSE: SR) (“Company” or “Spire”) today reported operating results for its fiscal 2016 third quarter and nine months ended June 30, 2016. Highlights include:

•	Third quarter diluted earnings per share of $0.24 down from $0.32 in the prior year, which included a one-time gain on the sale of property

•	Net economic earnings (NEE)* per share of $0.33 up from $0.25 a year ago

•	Acquisition of Mobile Gas and Willmut Gas remains on schedule

•	Open season launched for Spire STL Pipeline on August 1

"Spire posted another solid operating and financial performance in our third quarter as we continued to execute on our growth strategies while delivering on our promises to our customers, communities and shareholders," said Suzanne Sitherwood, president and chief executive officer of Spire. "We have been growing our gas utility business and modernizing our gas assets. I am pleased to note that our initiatives are proceeding according to plans. Our pending acquisition of Mobile Gas and Willmut Gas is on schedule, and we have launched the open season for Spire STL Pipeline, which will bring economical Marcellus/Utica shale gas to our eastern Missouri service area."

Third Quarter Results	Three months ended June 30,
	(Millions)		(Per Diluted Share)
	2016	2015	2016	2015
Net Economic Earnings (Loss)* by Segment
Gas Utility	$18.0	$16.5	$0.41	$0.38
Gas Marketing	1.8	0.5	0.04	0.01
Other	(5.2)	(5.9)	(0.12)	(0.14)
Total	$14.6	$11.1	$0.33	$0.25
Acquisition-related impacts, pre-tax:
Costs	(1.8)	(3.5)	(0.04)	(0.08)
Increase in shares	—	—	(0.01)	—
Gain on sale of property, pre-tax	—	7.6	—	0.17
Fair value adjustments, pre-tax	(4.5)	0.8	(0.10)	0.02
Income tax effect of adjustments	2.4	(1.9)	0.06	(0.04)
Net Income (GAAP)	$10.7	$14.1	$0.24	$0.32

Average Shares Outstanding (Millions)			44.6	43.3
* Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the three months ended June 30, 2016, the third quarter of our fiscal year, we reported consolidated net income of $10.7 million (or $0.24 per diluted share) compared to $14.1 million (or $0.32 per diluted share) for the prior year. The prior year period includes a pre-tax gain on sale of property totaling $7.6 million, or $4.7 million ($0.11 per share) after tax. Net economic earnings (NEE) for the third quarter were $14.6 million (or $0.33 per share), up from $11.1 million (or $0.25 per share) a year ago. NEE excludes from net income the effect of unrealized gains and losses on energy-related derivatives, as well as the impacts of acquisition, divestiture and restructuring activities which consist largely of expenses associated with the pending acquisition of Mobile Gas and Willmut Gas and the integrations of Alabama Gas Corporation (Alagasco) and Missouri Gas Energy (MGE). NEE also excludes the gain on sale of property in 2015.
Gas Utility
The Gas Utility segment includes the regulated gas distribution operations of our three utilities - Laclede Gas and MGE (collectively the Missouri Utilities) and Alagasco. For the third quarter ended June 30, 2016, Gas Utility net income was $17.9 million compared to $20.7 million in the prior year, which included the gain on sale of property noted earlier. Segment NEE for the third quarter was $18.0 million, up from $16.5 million a year earlier, reflecting lower operating costs including bad debt expense. These lower expenses more than offset higher depreciation expense and higher income taxes.
Segment operating margin (non-GAAP; see "Operating Margin and Reconciliation to GAAP") increased by $4.0 million, reflecting $3.3 million higher Infrastructure System Replacement Surcharge (ISRS) revenues at the Missouri Utilities and a $2.8 million lower year-over-year Rate Stabilization and Equalization (RSE) giveback at Alagasco. These margin benefits were partially offset by other variations including the timing of gas cost recoveries. Excluding the $7.6 million pre-tax gain in fiscal 2015, other operation and maintenance expenses were lower in fiscal 2016 due to lower bad debt expense (reflecting the impact of warmer weather experienced during the heating season) and employee related costs. Depreciation and amortization increased by $1.7 million reflecting increased capital investment including infrastructure upgrades.
Gas Marketing
The Gas Marketing segment includes the results of Laclede Energy Resources, which provides natural gas marketing services to the Midwest region. Primarily as a result of fair value adjustments, quarterly net loss for the segment was $1.0 million compared to net income of $1.0 million a year ago. Quarterly net economic earnings were $1.8 million, up from $0.5 million in the prior year, reflecting higher overall volumes and earnings from storage activities, partially offset by narrowing spread reflective of the current market.
Other
The non-utility operations and corporate costs were $6.2 million for the third quarter of fiscal 2016 compared to $7.6 million in the prior year period. On a net economic earnings basis, these costs were $5.2 million in the third quarter of fiscal 2016, compared to $5.9 million a year ago. Most of the costs in both periods relate to interest expense on debt issued to finance the Alagasco acquisition.

Nine Months Results	Nine months ended June 30,
	(Millions)		(Per Diluted Share)
	2016	2015	2016	2015
Net Economic Earnings (Loss)* by Segment
Gas Utility	$170.5	$162.8	$3.91	$3.75
Gas Marketing	4.5	3.0	0.10	0.07
Other	(11.8)	(11.4)	(0.27)	(0.26)
Total	$163.2	$154.4	$3.74	$3.56
Acquisition-related impacts, pre-tax:
Costs	(5.1)	(6.5)	(0.12)	(0.15)
Increase in shares	—	—	(0.03)	—
Gain on sale of property, pre-tax	—	7.6	—	0.17
Fair value adjustments, pre-tax	(2.6)	0.9	(0.06)	0.03
Income tax effect of adjustments	2.9	(0.8)	0.07	(0.02)
Net Income (GAAP)	$158.4	$155.6	$3.60	$3.59

Average Shares Outstanding (Millions)			43.8	43.2
* Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the first nine months of fiscal 2016, we reported consolidated net income of $158.4 million ($3.60 per diluted share), up from $155.6 million ($3.59 per share) a year ago. The prior year period includes the gain on sale of property of $4.7 million after tax, or $0.11 per share. NEE was $163.2 million ($3.74 per share), up from $154.4 million ($3.56 per share) in 2015.
Gas Utility
For the first nine months of fiscal 2016, the Gas Utility segment reported net income of $169.6 million, up from $166.5 million for the same period in 2015, which included the gain on sale of property. Segment NEE increased to $170.5 million from $162.8 million a year ago. The warm winter adversely impacted operating margins and benefited certain other operating costs. Year-to-date operating margins were essentially flat - up $0.1 million - reflecting a $28.9 million impact from lower overall system demand, offset by $9.8 million higher ISRS revenue in Missouri, $9.7 million lower RSE givebacks in Alabama and $9.5 million in other variations including timing of gas cost recoveries. Excluding the gain on sale of property in fiscal 2015, other operation and maintenance expenses in fiscal 2016 were lower by $21.4 million reflecting the beneficial impact of warmer weather including lower bad debt expense in the current year. Depreciation and amortization expenses increased by $4.8 million reflecting incremental capital investments.
Gas Marketing
For the nine months ended June 30, 2016, Gas Marketing net income decreased to $2.8 million from $3.5 million a year ago. The decrease in net income reflects less favorable mark-to-market activity in the current period. Segment NEE was $4.5 million, up from $3.0 million in the prior period, driven by increased volumes and earnings from storage activities, partially offset by a decrease in net spread.
Other
The non-utility operations and corporate costs were $14.0 million in the first nine months of fiscal 2016, compared to $14.4 million in the year-ago period. On a net economic earnings basis, the costs were $11.8 million compared to $11.4 million a year ago. A significant portion of these costs are related to interest expense on debt issued to finance the Alagasco acquisition.

Acquisition of Mobile Gas and Willmut Gas
On April 26, Spire announced its intent to acquire EnergySouth, Inc., from Sempra U.S. Gas & Power, a unit of Sempra Energy (NYSE: SRE). EnergySouth is the parent company of Mobile Gas, with 85,000 gas utility customers in Alabama, and Willmut Gas, with 19,000 customers in Mississippi.
Completing the acquisition is subject to customary closing conditions including regulatory approval by the Mississippi Public Service Commission (MSPSC). We expect to close shortly after all conditions have been met, including MSPSC approval. The addition of Mobile Gas and Willmut Gas is expected to be neutral to net economic earnings per share in fiscal 2017 and accretive in fiscal 2018.
Spire STL Pipeline
As part of our efforts to modernize our gas transport, storage and supply assets, in February we announced the Spire STL Pipeline - an approximately 70-mile pipeline with a capacity of 400 MMcf/d - to enhance reliability, diversify our physical transport portfolio and provide access to lower-cost shale gas from the Marcellus/Utica producing regions. Laclede Gas is expected to be a foundation shipper with a contractual commitment of 350 MMcf/d.
On July 22, our project was accepted into the pre-filing process at the Federal Energy Regulatory Commission (FERC), and on August 1 we launched an open season to broadly solicit commercial interest in capacity on our proposed pipeline. The estimated total project cost remains $170 - $200 million with an expected fiscal 2019 in-service date.
Outlook
Based on year-to-date performance, we are affirming our fiscal 2016 NEE per share range of $3.34 to $3.44, but narrowing our expectation to the upper end of the range. Capital expenditures for the year are anticipated to be $310 million, reflecting the timing of projects underway during our fiscal 2016 fourth quarter. Our 5-year view of capital spend remains unchanged at approximately $1.8 billion.
Balance Sheets and Cash Flows
During the quarter, we successfully completed the raising of permanent financing to support the Mobile Gas and Willmut Gas acquisition. On May 17, we issued 2.2 million shares generating gross proceeds of $138 million. On June 20, we finalized commitments for long-term debt in a private placement offering totaling $165 million, with the funding of that debt tied to the closing of the underlying acquisition.
We maintain a strong capital structure with ample liquidity. At June 30, 2016, we had a balanced long-term capitalization of nearly 52 percent equity before including the benefit of the equity raised to support the Mobile Gas and Willmut Gas acquisition. Short-term borrowings outstanding at June 30, 2016 were $97.6 million, down from $338.0 million at September 30, 2015.
Net cash provided by operating activities was $356.9 million for the nine months ended June 30, 2016, compared to $366.3 million for the same period in fiscal 2015. The change reflects variations in collections under the purchased gas cost riders in Missouri and Alabama, as well as other working capital fluctuations which are largely driven by relative weather conditions in each period.
Capital expenditures for the first nine months of fiscal 2016 were $195.3 million compared to $202.9 million in the prior-year period. We continue to focus on infrastructure upgrade investments at the Missouri Utilities and Alagasco.

For additional details on Spire's results for the third quarter and first nine months of fiscal 2016, please see the accompanying unaudited Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.
Regulatory Matters
On July 12, the Missouri Public Service Commission (MoPSC) ordered that a complaint case filed in late April by the Office of Public Counsel (OPC) be allowed to proceed, but denied OPC's request that the Staff of the MoPSC conduct the investigation. OPC had filed the complaint to address whether the gas rates of the Missouri Utilities are just and reasonable. The OPC alleged that the Missouri Utilities were overearning based on an unadjusted return on equity for fiscal 2015. Earlier, we filed a motion, and the Staff of the MoPSC filed a recommendation, for the complaint to be dismissed. On July 22, we filed a motion for reconsideration, or in the alternative, a motion for stay of the complaint proceeding and proposed that our Missouri Utilities would file their required rate cases on or before March 17, 2017.
Effective May 31, the MoPSC approved a $9.0 million annualized increase in ISRS revenues for the Missouri Utilities, bringing the annual ISRS run rate to $35.3 million. ISRS allows for more timely regulatory recovery of prudent investments made by gas utilities to improve the integrity, safety and reliability of their distribution systems while reducing maintenance costs.
Conference Call and Webcast
Spire will host a conference call and webcast today to discuss its third quarter financial results. To access the call, please dial the number below approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, August 3
8 a.m. CDT (9 a.m. EDT)

Phone Numbers:	U.S. and Canada:	1-844-824-3832 1-412-317-5142
International:

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.SpireEnergy.com under the Investor Relations tab. A replay of the call will be available beginning at 10 a.m. CDT (11 a.m. EDT) on August 3 and continuing until September 2 by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), or 1-412-317-0088 (International). The Replay Access Code is 10089431. A replay of the webcast will be available at www.SpireEnergy.com.
About Spire
At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.56 million customers making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our regulated utilities - Laclede Gas, Missouri Gas Energy and Alagasco. Our non-regulated businesses Laclede Energy Resources and Spire Natural Gas Fueling Solutions provide energy solutions to other natural gas users. We are committed to transforming our business and pursuing growth by 1) growing our gas utility business through prudent infrastructure upgrades and organic growth initiatives, 2) acquiring and integrating gas utilities, 3) modernizing our gas supply assets, and 4) investing in innovation. Learn more at www.SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with recent and pending acquisitions. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the fiscal year ended September 30, 2015, filed with the Securities and Exchange Commission (SEC), and Spire's Form 10-Q for the quarter and nine months ended June 30, 2016, to be filed with the SEC later today.
This news release includes the non-GAAP financial measures of "net economic earnings," "net economic earnings per share,” and “operating margin." Management also uses these non-GAAP measures internally when evaluating the Company's performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including one-time costs related to the pending acquisition of Mobile Gas and Willmut Gas and the integration of MGE and Alagasco. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Operating margin adjusts operating income to include only those costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income or net income.

Consolidated Statements of Income - Unaudited
Spire Inc.
(In Millions, except per share amounts)

	Three months ended June 30,		Nine months ended June 30,
	2016	2015	2016	2015

Operating Revenues:
Gas Utility	$253.2	$260.2	$1,263.5	$1,688.6
Gas Marketing and other	(3.9)	15.0	(5.5)	83.6
Total Operating Revenues	249.3	275.2	1,258.0	1,772.2
Operating Expenses:
Gas Utility
Natural and propane gas	54.1	57.7	463.7	844.8
Other operation and maintenance expenses	91.8	90.6	277.7	291.5
Depreciation and amortization	34.2	32.5	101.5	96.7
Taxes, other than income taxes	27.4	26.2	99.5	119.9
Total Gas Utility Operating Expenses	207.5	207.0	942.4	1,352.9
Gas Marketing and other	6.5	32.2	25.6	138.3
Total Operating Expenses	214.0	239.2	968.0	1,491.2
Operating Income	35.3	36.0	290.0	281.0
Other Income	1.6	0.5	3.8	2.6
Interest Charges:
Interest on long-term debt	16.6	16.3	50.2	50.0
Other interest charges	2.8	1.5	7.5	6.1
Total Interest Charges	19.4	17.8	57.7	56.1
Income Before Income Taxes	17.5	18.7	236.1	227.5
Income Tax Expense	6.8	4.6	77.7	71.9
Net Income	$10.7	$14.1	$158.4	$155.6

Weighted Average Number of Common Shares Outstanding:
Basic	44.4	43.2	43.6	43.1
Diluted	44.6	43.3	43.8	43.2

Basic Earnings Per Share of Common Stock	$0.24	$0.32	$3.62	$3.59
Diluted Earnings Per Share of Common Stock	$0.24	$0.32	$3.60	$3.59
Dividends Declared Per Share of Common Stock	$0.49	$0.46	$1.47	$1.38

Condensed Consolidated Balance Sheets - Unaudited
Spire Inc.
(In Millions)

	June 30,	September 30,	June 30,
	2016	2015	2015
ASSETS
Utility Plant	$4,339.5	$4,234.5	$4,108.4
Less: Accumulated depreciation and amortization	1,311.5	1,307.0	1,239.1
Net Utility Plant	3,028.0	2,927.5	2,869.3
Non-utility Property	13.8	13.7	12.2
Goodwill	946.0	946.0	946.0
Other Investments	62.4	59.9	63.1
Total Other Property and Investments	1,022.2	1,019.6	1,021.3

Current Assets:
Cash and cash equivalents	4.9	13.8	5.7
Accounts receivable (net of allowance for doubtful accounts)	195.6	210.6	210.7
Delayed customer billings	3.5	2.6	21.9
Inventories	143.9	215.4	163.3
Other	105.5	87.7	81.4
Total Current Assets	453.4	530.1	483.0

Regulatory Assets and Other Deferred Charges	807.3	813.0	709.3
Total Assets	$5,310.9	$5,290.2	$5,082.9

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,219.1	$1,081.4	$1,078.9
Retained earnings	588.6	494.2	532.9
Accumulated other comprehensive loss	(5.3)	(2.0)	(3.2)
Total Common Stock Equity	1,802.4	1,573.6	1,608.6
Long-term debt	1,851.7	1,771.5	1,736.4
Total Capitalization	3,654.1	3,345.1	3,345.0

Current Liabilities:
Current portion of long-term debt	—	80.0	80.0
Notes payable	97.6	338.0	211.4
Accounts payable	135.8	146.5	148.1
Advance customer billings	53.0	44.3	12.9
Accrued liabilities and other	205.4	245.0	268.0
Total Current Liabilities	491.8	853.8	720.4

Deferred Credits and Other Liabilities:
Deferred income taxes	574.1	482.1	487.7
Pension and postretirement benefit costs	246.9	253.4	233.3
Asset retirement obligations	164.6	159.2	102.7
Regulatory liabilities	105.7	119.3	114.9
Other	73.7	77.3	78.9
Total Deferred Credits and Other Liabilities	1,165.0	1,091.3	1,017.5
Total Capitalization and Liabilities	$5,310.9	$5,290.2	$5,082.9

Condensed Consolidated Statements of Cash Flow - Unaudited
Spire Inc.
(In Millions)

	Nine months ended June 30,
	2016	2015
Operating Activities:
Net Income	$158.4	$155.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	102.0	97.4
Deferred income taxes and investment tax credits	77.7	70.4
Changes in assets and liabilities	18.9	35.2
Other	(0.1)	7.7
Net cash provided by operating activities	356.9	366.3

Investing Activities:
Capital expenditures	(195.3)	(202.9)
Payments for final reconciliation of acquisitions	—	(8.6)
Other	(1.5)	(0.4)
Net cash used in investing activities	(196.8)	(211.9)

Financing Activities:
Repayment of long-term debt	(80.0)	(34.7)
Issuance of long-term debt	80.0	—
Repayment of short-term debt - net	(240.4)	(75.8)
Issuance of common stock	136.1	3.6
Dividends paid	(62.9)	(59.1)
Other	(1.8)	1.2
Net cash used in financing activities	(169.0)	(164.8)

Net Decrease in Cash and Cash Equivalents	(8.9)	(10.4)
Cash and Cash Equivalents at Beginning of Period	13.8	16.1
Cash and Cash Equivalents at End of Period	$4.9	$5.7

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share(2)
Three Months Ended June 30, 2016
Net Income (Loss) (GAAP)	$17.9	$(1.0)	$(6.2)	$10.7	$0.24
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	4.9	—	4.9	0.11
Lower of cost or market inventory adjustments	—	(0.1)	—	(0.1)	—
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.3)	—	(0.3)	(0.01)
Acquisition, divestiture and restructuring activities	0.2	—	1.6	1.8	0.04
Income tax effect of adjustments (1)	(0.1)	(1.7)	(0.6)	(2.4)	(0.06)
Weighted average shares adjustment	—	—	—	—	0.01
Net Economic Earnings (Loss) (Non-GAAP)	$18.0	$1.8	$(5.2)	$14.6	$0.33
Diluted EPS (GAAP)	$0.40	$(0.02)	$(0.14)	$0.24
Net Economic EPS (Non-GAAP) (2)	$0.41	$0.04	$(0.12)	$0.33

Three Months Ended June 30, 2015
Net Income (Loss) (GAAP)	$20.7	$1.0	$(7.6)	$14.1	$0.32
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	—	(2.9)	—	(2.9)	(0.07)
Lower of cost or market inventory adjustments	—	(0.4)	—	(0.4)	(0.01)
Realized loss on economic hedges prior to the sale of the physical commodity	—	2.5	—	2.5	0.06
Acquisition, divestiture and restructuring activities	0.8	—	2.7	3.5	0.08
Gain on sale of property	(7.6)	—	—	(7.6)	(0.17)
Income tax effect of adjustments (1)	2.6	0.3	(1.0)	1.9	0.04
Net Economic Earnings (Loss) (Non-GAAP)	$16.5	$0.5	$(5.9)	$11.1	$0.25
Diluted EPS (GAAP)	$0.48	$0.02	$(0.18)	$0.32
Net Economic EPS (Non-GAAP) (2)	$0.38	$0.01	$(0.14)	$0.25

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Fiscal 2016 net economic earnings per share exclude the impact of the May 2016 equity issuance to fund a portion of the acquisition of Mobile Gas and Willmut Gas. The weighted average diluted shares used in the net economic earnings per share calculation for the fiscal quarter ended June 30, 2016 was 43.5 compared to 44.6 in the GAAP diluted EPS calculation. Fiscal 2015 net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share(2)
Nine Months Ended June 30, 2016
Net Income (Loss) (GAAP)	$169.6	$2.8	$(14.0)	$158.4	$3.60
Adjustments, pre-tax:
Unrealized (gain) loss on energy-related derivatives	(0.1)	3.0	—	2.9	0.07
Lower of cost or market inventory adjustments	—	0.6	—	0.6	0.01
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.9)	—	(0.9)	(0.02)
Acquisition, divestiture and restructuring activities	1.6	—	3.5	5.1	0.12
Income tax effect of adjustments (1)	(0.6)	(1.0)	(1.3)	(2.9)	(0.07)
Weighted average shares adjustment	—	—	—	—	0.03
Net Economic Earnings (Loss) (Non-GAAP)	$170.5	$4.5	$(11.8)	$163.2	$3.74
Diluted EPS (GAAP)	$3.86	$0.06	$(0.32)	$3.60
Net Economic EPS (Non-GAAP) (2)	$3.91	$0.10	$(0.27)	$3.74

Nine Months Ended June 30, 2015
Net Income (Loss) (GAAP)	$166.5	$3.5	$(14.4)	$155.6	$3.59
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	(0.1)	(3.4)	—	(3.5)	(0.09)
Realized loss on economic hedges prior to the sale of the physical commodity	—	2.6	—	2.6	0.06
Acquisition, divestiture and restructuring activities	1.7	—	4.8	6.5	0.15
Gain on sale of property	(7.6)	—	—	(7.6)	(0.17)
Income tax effect of adjustments (1)	2.3	0.3	(1.8)	0.8	0.02
Net Economic Earnings (Loss) (Non-GAAP)	$162.8	$3.0	$(11.4)	$154.4	$3.56
Diluted EPS (GAAP)	$3.84	$0.08	$(0.33)	$3.59
Net Economic EPS (Non-GAAP) (2)	$3.75	$0.07	$(0.26)	$3.56

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Fiscal 2016 net economic earnings per share exclude the impact of the May 2016 equity issuance to fund a portion of the acquisition of Mobile Gas and Willmut Gas. The weighted average diluted shares used in the net economic earnings per share calculation for the nine months ended June 30, 2016 was 43.5 compared to 43.8 in the GAAP diluted EPS calculation. Fiscal 2015 net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Operating Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended June 30, 2016
Operating revenues	$253.3	$2.3	$0.9	$(7.2)	$249.3
Natural and propane gas expense	61.1	2.5	—	(6.9)	56.7
Gross receipts tax expense	15.3	—	—	—	15.3
Operating margin (non-GAAP)	176.9	(0.2)	0.9	(0.3)	177.3
Depreciation and amortization	34.2	0.1	0.1	—	34.4
Other operating expenses	104.0	1.3	2.6	(0.3)	107.6
Operating income (loss) (GAAP)	$38.7	$(1.6)	$(1.8)	$—	$35.3

Three Months Ended June 30, 2015
Operating revenues	$261.2	$28.9	$1.0	$(15.9)	$275.2
Natural and propane gas expense	73.2	25.7	0.1	(15.6)	83.4
Gross receipts tax expense	15.1	0.1	—	—	15.2
Operating margin (non-GAAP)	172.9	3.1	0.9	(0.3)	176.6
Depreciation and amortization	32.5	0.1	0.1	—	32.7
Other operating expenses	102.0	1.5	4.7	(0.3)	107.9
Operating income (loss) (GAAP)	$38.4	$1.5	$(3.9)	$—	$36.0

Nine Months Ended June 30, 2016
Operating revenues	$1,265.5	$23.1	$2.6	$(33.2)	$1,258.0
Natural and propane gas expense	496.0	13.9	—	(32.3)	477.6
Gross receipts tax expense	65.0	0.1	—	—	65.1
Operating margin (non-GAAP)	704.5	9.1	2.6	(0.9)	715.3
Depreciation and amortization	101.5	0.1	0.4	—	102.0
Other operating expenses	312.9	4.3	7.0	(0.9)	323.3
Operating income (loss) (GAAP)	$290.1	$4.7	$(4.8)	$—	$290.0

Nine Months Ended June 30, 2015
Operating revenues	$1,692.6	$135.2	$2.8	$(58.4)	$1,772.2
Natural and propane gas expense	902.1	124.8	0.3	(57.6)	969.6
Gross receipts tax expense	86.1	0.2	—	—	86.3
Operating margin (non-GAAP)	704.4	10.2	2.5	(0.8)	716.3
Depreciation and amortization	96.7	0.3	0.4	—	97.4
Other operating expenses	326.1	4.2	8.4	(0.8)	337.9
Operating income (loss) (GAAP)	$281.6	$5.7	$(6.3)	$—	$281.0